Investor Contact: Brad Ankerholz
Graphic Packaging Holding Company
770-644-3062

Graphic Packaging Holding Company announces New $2 billion
Senior Secured Refinancing

MARIETTA, GA., March 16, 2012. Graphic Packaging Holding Company (NYSE: GPK), a leading provider of packaging solutions to food, beverage and other consumer products companies, today announced that its subsidiary, Graphic Packaging International, Inc., has entered into $2.0 billion amended and restated senior secured credit facilities with a syndicate of lenders consisting primarily of commercial banks. The new senior secured facilities consist of a $1.0 billion revolving credit facility and a $1.0 billion Term Loan A, both due on March 16, 2017. Both the revolver and the term loan will have an initial interest rate of LIBOR plus 225 basis points, with future pricing based on a total leverage grid. Approximately $1.53 billion of the new facilities were drawn at closing which, when combined with cash on hand, was used to repay approximately $1.68 billion of outstanding term loans due in May 2014, leaving approximately $475 million undrawn under the new revolving credit facility.

"I am very pleased that we were able to complete our $2 billion refinancing entirely in the pro rata bank market,” said David W. Scheible, President and Chief Executive Officer. “We appreciate the confidence the 31 commercial banks and the Farm Credit system are demonstrating in us with their participation in the new financing. At the same time, I would like to thank our prior institutional lenders for their years of support. The new credit facility provides us with attractively priced financing and gives us the financial flexibility necessary to meet our operating and strategic goals."

Bank of America Merrill Lynch, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Goldman Sachs Bank USA and SunTrust Robinson Humphrey, Inc. acted as joint lead arrangers and joint book running managers for the transaction.

Forward Looking Statements
Statements of the Company's intentions and expectations in this release, including those relating to the pricing under and adequacy of the Company's amended and restated senior secured credit facility, constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's historical experience and its present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, the Company's substantial amount of debt, continuing pressure for lower cost products, the Company's ability to implement its business strategies including productivity initiatives and cost reduction plans, currency translation movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including those that impact the Company's ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.
About Graphic Packaging Holding Company

Graphic Packaging Holding Company (NYSE:GPK), headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies.  The Company is one of the largest producers of folding cartons and holds a leading market position in coated-unbleached kraft, coated-recycled boxboard and specialty packaging. The Company's customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the Company's web site at www.graphicpkg.com.